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                                                                 EXHIBIT 10.51

                     AMENDED AND RESTATED LICENSE AGREEMENT

         This Amended and Restated License Agreement ("Agreement") is entered into as of this 29th day of September, 1996 (the "Effective Date") by and among Read-Rite Corporation, a Delaware corporation ("Read-Rite"), Read-Rite SMI Kabushiki Kaisha, a Japan corporation ("Licensee"), and Read-Rite SMI (Thailand) Co., Ltd., a Thailand corporation ("RRST").

                              W I T N E S S E T H:

         A. Licensee was established in July 1991 as a joint venture between Read-Rite and Sumitomo Metal Industries, Ltd., a Japan corporation ("Sumitomo"), to manufacture certain magnetic recording heads in Japan, and to distribute such heads within Japan and to certain Japanese customers outside North America.

         B. As part of the organization of Licensee, Read-Rite granted Licensee certain rights under Read-Rite technical information and industrial property rights to develop, manufacture, use and sell certain magnetic recording heads, and Licensee agreed to license back Licensee improvements to such technical information and industrial property rights pursuant to the terms of the License Agreement dated July 18, 1991 (the "Original License Agreement") between Read-Rite and Licensee.

         C. Also as part of such formation, Read-Rite and Licensee agreed to grant the other certain rights to distribute the other party's products pursuant to the Distribution Agreements dated July 18, 1991 ("Distribution Agreements") between Read-Rite and Licensee.

         D. The Original License Agreement was amended by a First Addendum to the License Agreement and Distribution Agreements dated as of December 14, 1993 between Read-Rite and Licensee, the purpose of which was to (i) expand the scope of the licenses granted under the Original License Agreement to include technical information and industrial property rights relating to the development, manufacture, use and sale of anisotropic thin film magnetoresistive recording heads based on technology licensed by Read-Rite from Kyushu Matsushita Electric Corporation, Ltd. ("KME"), on then-existing Read-Rite technology and certain additional technical information and industrial property rights subsequently developed by the parties; and (ii) to expand the Distribution Agreements to include the right to distribute heads manufactured using such technologies.

         E. The Original License Agreement was further amended by an Agreement and Second Addendum to License Agreement and Distribution Agreements dated as of November 1, 1995 between Read-Rite and Licensee, the purpose of which was to (i) permit Licensee to extend a sublicense to RRST to manufacture and sell products for Licensee, and, where mutually deemed necessary and desirable by Read-Rite and Licensee, to manufacture products for Read-Rite, (ii) to obtain for the benefit of Read-Rite a license back from RRST of RRST improvements to any Read-Rite technical information or industrial property rights, and (iii) to provide for certain distribution rights between Read-Rite and RRST.

         F. Read-Rite and Licensee now desire to enter into this Agreement in order to further expand the scope of the license rights granted to Licensee.

         G. In consideration of such expansion of Licensee's rights and licenses, Read-Rite and Licensee, together with Read-Rite International, a Cayman Islands corporation and a subsidiary of Read-Rite ("RRI"), are concurrently herewith entering into a Research and Development Cost Sharing Agreement




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("Cost Sharing Agreement") providing for the ongoing sharing by Read-Rite,
Licensee and RRI of certain research and development costs as provided therein, and the inclusion herein of intellectual properties arising out of such shared research and development costs. A copy of the Cost Sharing Agreement is attached hereto as Appendix D.

         H. Read-Rite further wishes to permit Licensee to expand its sublicense to RRST to incorporate the rights and licenses expanded hereunder.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereby agree as follows:

ARTICLE 1 - DEFINITIONS

         For the purpose of this Agreement, the following terms shall have the following meanings:

         1.1 "Products" shall mean Magnetic Recording Heads or components thereof, including, without limitation, processed wafers or HGAs, developed or manufactured in Japan by Licensee (or a permitted sublicensee), or in Thailand by RRST, which incorporate, are derived from or are made using, in whole or in part, Read-Rite Technical Information or Read-Rite Industrial Property Rights.

         1.2 "Magnetic Recording Heads" shall mean (a) inductive read and inductive write thin film recording heads for use in Winchester rigid disk drives ("Inductive R/W Heads"), (b) magnetoresistive read, inductive write thin film recording heads for use in Winchester rigid disk drives ("MR Heads"), (c) spin valve recording heads for use in Winchester rigid disk drives ("Spin Valve Heads"), and (d) giant magnetoresistive recording heads for use in Winchester rigid disk drives ("GMR Heads").

         1.3 "Integration" shall mean the integration and incorporation of a Product (or higher levels of assembly incorporating a Product) into a completed rigid magnetic disk Winchester disk drive, which drive is in final form for commercial sale as a data storage device and for which all stages of manufacture and assembly have been completed, including without limitation encasing and final burn-in.

         1.4 "Japanese Customer" shall mean a manufacturer of disk drives whose principal executive offices are located in Japan, or a Controlling Interest in which is ultimately owned by a Business Entity whose principal executive offices are located in Japan, such ownership being either direct or through other entities, with each entity in the chain of ownership owning a Controlling Interest in the next lower entity. However, any manufacturer of disk drives whose principal executive offices are located in the United States as of the Effective Date ("U.S. Drive Manufacturer"), and any disk drive manufacturer whose principal executive offices are outside Japan and in which a Controlling Interest is ultimately owned, directly or indirectly, by a U.S. Drive Manufacturer, including in each case their successors in interest, shall not be included as Japanese Customers during the Term of this Agreement, even if a change in ownership, merger, sale of assets or other reorganization of such U.S. Drive Manufacturer would otherwise bring them within the definition set forth above.

As used in this Section 1.4, "Controlling Interest" shall mean both the right to elect more than fifty percent (50%) of the board of directors (or similar managing authority) and to receive more than fifty percent (50%) of any dividends or other distribution of profits to equity owners. A "Business Entity" shall mean a corporation, partnership or other business entity.




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         1.5 "Licensee Exclusive Market" shall have the meaning defined in
Section 2.1 below.

         1.6 "North America" shall mean the United States, including its possessions and territories, Canada and Mexico.

         1.7 "Read-Rite Technical Information" shall mean the existing technical knowledge, software, know-how, process technology and other information, which is owned by or licensed to Read-Rite as of the date of this Agreement, to the extent Read-Rite has the right to make such available to Licensee without payment of consideration to any third party, and which is reasonably necessary for the development, manufacture, sale, or use of Magnetic Recording Heads. In addition, Read-Rite Technical Information shall include the technical knowledge, software, know-how, process technology and other information (i) hereafter constituting Developed Technology generated by Read-Rite under the Cost Sharing Agreement or hereafter licensed to Read-Rite during the Term of this Agreement, in the latter case to the extent Read-Rite has the right to make such available to Licensee consideration to any third party, and (ii) which is reasonably necessary for the development, manufacture, sale, or use of Magnetic Recording Heads.

         1.8 "Read-Rite Industrial Property Rights" shall mean existing patents, utility models, copyrights and other intellectual property rights and applications therefor in any country of the world, which are owned by or licensed to Read-Rite as of the date of this Agreement, to the extent Read-Rite is authorized to grant licenses without the payment of additional consideration to third parties, and which are reasonably necessary for the development, manufacture, sale, or use of Magnetic Recording Heads. In addition, Read-Rite Industrial Property Rights shall include patents, utility models, copyrights and other intellectual property rights and applications therefor in any country of the world (i) hereafter constituting Developed Technology generated by Read-Rite under the Cost Sharing Agreement or hereafter licensed to Read-Rite during the Term of this Agreement, in the latter case to the extent Read-Rite has the right to make such available to Licensee without payment of consideration to any third party, and (ii) which are reasonably necessary for the development, manufacture, sale, or use of Magnetic Recording Heads. Read-Rite Industrial Property Rights shall include industrial property rights obtained by Licensee or RRST on Read-Rite's behalf under Section 7.3(a) below.

         1.9 "Licensee Improvements" shall mean any invention, discovery or development, whether or not patentable or copyrightable, which is made or acquired by Licensee during the term of the Original License Agreement or during the Term of this Agreement and that modifies, improves upon, extends or enhances the Read-Rite Technical Information or Industrial Property Rights or that otherwise relates to the manufacture, sale or use of Magnetic Recording Heads.

         1.10 "Licensee Technical Information" shall mean the existing technical knowledge, software, know-how, process technology and other information which is owned by or licensed to Licensee as of the date of this Agreement, to the extent Licensee has the right to make such available to Read-Rite without payment of consideration to any third party, and which is reasonably necessary for the development, manufacture, sale, or use of Licensee Improvements or products incorporating Licensee Improvements. In addition, Licensee Technical Information shall mean the technical knowledge, software, know-how, process technology and other information (i) hereafter constituting Developed Technology generated by Licensee under the Cost Sharing Agreement or hereafter licensed to Licensee during the Term of this Agreement, in the latter case to the extent Licensee has the right to make such available to Read-Rite without payment of




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consideration to any third party, and (ii) which is reasonably necessary for the development, manufacture, sale, or use of Licensee Improvements or products in corporating Licensee Improvements.

         1.11 "Licensee Industrial Property Rights" shall mean all existing patents, utility models, copyrights and other intellectual property rights and applications therefor in any country of the world, which are owned by or licensed to Licensee as of the date hereof, to the extent Licensee is authorized to grant licenses without the payment of additional consideration to third parties, and which are reasonably necessary for the development, manufacture, sale, or use of Licensee Improvements or products incorporating Licensee Improvements. In addition, Licensee Industrial Property Rights shall mean all patents, utility models, copyrights and other intellectual property rights and applications therefor in any country of the world (i) hereafter constituting Developed Technology generated by Licensee under the Cost Sharing Agreement or hereafter licensed to Licensee during the Term of this Agreement, in the latter case to the extent Licensee has the right to make such available to Read-Rite without payment of consideration to any third party, and (ii) which are reasonably necessary for the development, manufacture, sale, or use of Licensee Improvements or products incorporating Licensee Improvements. Licensee Industrial Property Rights shall include industrial property rights obtained by Read-Rite on Licensee's behalf under Section 7.3(b) below.

         1.12 "RRST Improvements" shall mean any invention, discovery or development, whether or not patentable or copyrightable, which is made or acquired by RRST during the term of the Original License Agreement or during the Term of this Agreement and that modifies, improves upon, extends or enhances the Read-Rite Technical Information or Industrial Property Rights or that otherwise relates to the manufacture, sale or use of Magnetic Recording Heads.

         1.13 "RRST Technical Information" shall mean the technical knowledge, software, know-how, process technology and other information which is owned by or licensed to RRST during the Term of this Agreement, to the extent RRST has the right to make such available to Read-Rite without payment of consideration to any third party, and which is reasonably necessary for the development, manufacture, sale, or use of RRST Improvements or products incorporating RRST Improvements. RRST Technical Information shall not, however, include any Specific Developed Technology of Licensee.

         1.14 "RRST Industrial Property Rights" shall mean all patents, utility models, copyrights and other intellectual property rights and applications therefor in any country of the world, which are owned by or licensed to RRST during the Term of this Agreement, to the extent RRST is authorized to grant licenses without the payment of additional consideration to third parties, and which are reasonably necessary for the development, manufacture, sale, or use of RRST Improvements or products incorporating RRST Improvements. RRST Industrial Property Rights shall include industrial property rights obtained by Read-Rite on RRST's behalf under Section 7.3(b) below. RRST Industrial Property Rights shall not, however, include any Specific Developed Technology of Licensee.

         1.15 "Net Sales" shall, except for the purpose of Section 6.2(a) below, mean the invoiced price of Royalty Bearing Products sold by Licensee, its Subsidiaries and permitted sublicensees to customers, other than Read-Rite or its Subsidiaries, less the following deductions, to the extent included in the invoiced price: (a) sales taxes, customs duties and similar governmental charges; (b) packing expenses and storage charges; (c) freight charges including insurance premiums; (d) invoiced price of returned Royalty Bearing Products and uncollectible accounts; and (e) sales discounts and commissions to third parties. In addition, the total Net Sales for a particular calendar quarter shall be reduced for amounts paid to Read-Rite for technical assistance or manufacturing services provided to Licensee with respect to Royalty Bearing




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Products (including, but not limited to, amounts paid to Read-Rite for the purchase of components, machining, assembly and test).

         1.16 "Subsidiary" shall mean a corporation or other entity fifty percent (50%) or more of whose outstanding shares or securities representing the right to vote for the election of directors or similar managing authority are owned or controlled, directly or indirectly by Licensee or Read-Rite, but only during such period as such ownership or control exists.

         1.17 "Confidentiality Agreement" shall mean that certain
Confidentiality Agreement dated July 18, 1991 among Read-Rite, Licensee and Sumitomo.

         1.18 "Joint Venture Agreement" shall mean that certain Joint Venture Agreement dated June 14, 1991 between Read-Rite and Sumitomo, as amended by the First Addendum to the Joint Venture Agreement dated December 14, 1993, pursuant to which the Original License Agreement was executed by Read-Rite and Licensee.

         1.19 "Term of this Agreement" shall mean the period from the Effective Date until this Agreement terminates under Section 10.1 or 10.2 below.

         1.20 "Royalty Bearing Products" shall mean, except for the purposes of
Section 6.2(a) below, the models of Products which Licensee or RRST is producing as of the date hereof and which are listed on Appendix C attached hereto and incorporated herein by reference.

         1.21 "Sublicense Agreement" shall mean that certain Sublicense Agreement dated as of January 1, 1996 between Licensee and RRST, as amended.

         1.22 "Specific Development Technology" shall have the meaning assigned thereto in the Cost Sharing Agreement.

ARTICLE 2 - GRANT OF LICENSES

         2.1  Grant.

                  (a) Grant to Licensee. Read-Rite hereby grants to Licensee an exclusive (subject to rights previously granted by Read-Rite, as set forth in Appendix A hereto), nontransferable (except as provided in Section 13.3 below) right and license under Read-Rite Technical Information and Read-Rite Industrial Property Rights to (i) manufacture, use and sell Products (or higher levels of assembly incorporating Products) within Japan for Integration in Japan (subject to the last sentence of this Section 2.1(a)), and (ii) to sell Products (or higher levels of assembly incorporating Products) to Japanese Customers in any country of the world, other than North America, for Integration by such Japanese Customers outside North America ((i) and (ii) together, the "Licensee Exclusive Market"). Notwithstanding the foregoing, Licensee shall not sell or otherwise provide Products (or higher levels of assembly incorporating Products) to any third party who Licensee knows or has reason to believe is reselling or distributing Products (or higher levels of assembly incorporating Products), directly or indirectly, for any purpose not expressly authorized in this Section 2.1(a).

                  (b) RRST Sublicense. Solely for the purposes of permitting Licensee to confirm and expand the rights granted by Licensee to RRST under the Sublicense Agreement, Read-Rite hereby grants




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to Licensee all, and only such, additional rights as Licensee requires in order to grant to RRST the nonexclusive, nontransferable (except as provided in Section 13.3 below) right and license under the Read-Rite Technical Information and Read-Rite Industrial Property Rights to (i) manufacture Products (or higher levels of assembly incorporating Products) within Thailand for sale pursuant to Sections 2.1 (b)(ii) and (iii) below, (ii) to sell Products (or higher levels of assembly incorporating Products) within Japan for Integration in Japan (subject to the last sentence of this Section 2.1(b)), and (iii) to sell Products (or higher levels of assembly incorporating Products) to, either directly or indirectly through Licensee, Japanese Customers in any country of the world, other than North America, for Integration by such Japanese Customers outside North America (subject to the last sentence of this Section 2.1(b)). RRST shall not have the right to sell or otherwise provide Products (or higher levels of assembly incorporating Products) to any third party other than Read-Rite, Licensee or a Subsidiary of Read-Rite or Licensee who RRST knows or has reason to believe is reselling or distributing Products (or higher levels of assembly incorporating Products), directly or indirectly, for any purpose not expressly authorized in this Section 2.1(b). Read-Rite hereby confirms its approval of RRST as a sublicensee to Licensee and of the extension by Licensee to RRST of certain additional rights consistent with those granted Licensee hereunder, for so long as RRST remains a Subsidiary of Licensee and subject in all cases to the provisions of Section 10 below.

         2.2 Sublicenses. Except as explicitly provided for in Section 2.1(b) above or unless Licensee obtains the prior written consent of Read-Rite, Licensee may not sublicense the rights granted in Section 2.1, or subcontract third parties to make, use or sell Products for Licensee to the extent that such subcontract involves the use of the rights granted in Section 2.1. Read-Rite may withhold such consent in its absolute discretion. Notwithstanding the foregoing:

                  (a) Acquisition by Competitor or Transfer of Read-Rite. Licensee shall have the right, upon six (6) months notice to Read-Rite, to have Products made for sale to Licensee inside or outside of Japan in the event that
(i) Read-Rite is acquired by a competitor of Sumitomo, as such an acquisition is described in Section 5.1(e) of the Joint Venture Agreement, or (ii) neither Read-Rite nor any transferee of Read-Rite pursuant to Section 5.1 of the Joint Venture Agreement is a shareholder of Licensee.

                  (b) Third Party Offer. In addition, if Licensee receives a bona fide offer from one or more third party subcontractors inside or outside of Japan to provide all slider fabrication, assembly and test for Licensee, and Read-Rite does not agree to meet such offer as provided below, Licensee shall have the right to subcontract such slider fabrication assembly and test solely for sale to Licensee, subject to the following:

                           (i) To exercise such right, Licensee shall provide to
Read-Rite a written offer submitted by the proposed subcontractor, and Read-Rite shall have sixty (60) days after receiving such offer to agree in writing to supply the subject subcontracting to Licensee on substantially the same price and principal terms as those specified in the offer. If Read-Rite does not so agree within the sixty (60) day period, Licensee shall have the right to subcontract, with the third party identified in the offer, on terms that are not more favorable to the subcontractor than those reflected in such offer. Licensee shall provide Read-Rite with one-hundred eighty (180) days written notice before it commences purchases from such subcontractor, and such notice (if any) shall be given to Read-Rite within sixty (60) days after the end of the sixty (60) day period described above.

                           (ii) Prior to providing any Read-Rite Technical
Information to the subcontractor, Licensee shall obtain from such subcontractor restrictive and protective provisions that Read-Rite obtains from its subcontractors under a written agreement to be approved by Read-Rite (which approval shall not be withheld unreasonably). Such provisions shall include prohibitions against the third party




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manufacturing similar products for itself or others; confidentiality provisions;
the right to terminate immediately upon a breach by the subcontractor;
Licensee's retention of ownership of wafers provided to the subcontractor; and a right for Read-Rite to enforce the agreement as a third party beneficiary. Licensee may disclose to a subcontractor permitted hereunder Read-Rite Technical Information comprising Read-Rite's slider fabrication, assembly and test processes, but not any Read-Rite Technical Information pertaining to fabrication of wafers.

                           (iii) Any offer from a subcontractor must be for a
term covering at least twenty-four (24) months.

                           (iv) Notwithstanding the foregoing, Licensee shall
not be entitled to subcontract manufacturing, assembly or test services under this Section 2.2(b) to a third party that has performed, or has entered into an agreement under which it could reasonably be expected to perform, such services for Read-Rite over a two (2) year period and for the equivalent of an average of at least 300,000 Magnetic Recording Heads per month during twelve (12) months of such period. A subcontractor that is permitted under this Section 2.2 may not further subcontract the manufacturing of Products or components.

         2.3 License to Read-Rite. Licensee hereby grants to Read-Rite a perpetual, nonexclusive, nontransferable (except as provided in Section 13.3 below), royalty-free right and license, including the right to grant and authorize sublicenses, under the Licensee Technical Information and Licensee Industrial Property Rights, to manufacture, use and sell Magnetic Recording Heads or other products throughout the world. Notwithstanding the foregoing, Read-Rite shall not sell, or sublicense a third party to sell, Magnetic Recording Heads (or higher levels of assembly incorporating Magnetic Recording Heads) incorporating, made using or derived from Licensee Technical Information or Licensee Industrial Property Rights for Integration in Japan or to a Japanese Customer outside North America during the period that the license granted to Licensee under Section 2.1 remains exclusive, except pursuant to a separate distribution agreement with Licensee. Nor shall Read-Rite sell or otherwise provide during such period, directly or indirectly, such Magnetic Recording Heads (or higher levels of assembly incorporating Magnetic Recording Heads) to any third party who Read-Rite knows or has reason to believe is reselling or distributing such Magnetic Recording Heads (or higher levels of assembly incorporating Magnetic Recording Heads) within Licensee's Exclusive Market.

         2.4 RRST License to Read-Rite. RRST hereby grants to Read-Rite a perpetual, nonexclusive, nontransferable (except as provided in Section 13.3 below), royalty-free right and license, including the right to grant and authorize sublicenses, under the RRST Technical Information and RRST Industrial Property Rights, to manufacture, use and sell Magnetic Recording Heads or other products throughout the world. Notwithstanding the foregoing, Read-Rite shall not sell, or sublicense a third party to sell, Magnetic Recording Heads (or higher levels of assembly incorporating Magnetic Recording Heads) incorporating, made using or derived from RRST Technical Information or RRST Industrial Property Rights for Integration in Japan or to a Japanese Customer outside North America during the period that the license granted to Licensee under Section 2.1 remains exclusive, except pursuant to a separate distribution agreement with Licensee. Nor shall Read-Rite sell or otherwise provide during such period, directly or indirectly, such Magnetic Recording Heads (or higher levels of assembly incorporating Magnetic Recording Heads) to any third party who Read-Rite knows or has reason to believe is reselling or distributing such Magnetic Recording Heads (or higher levels of assembly incorporating Magnetic Recording Heads) within Licensee's Exclusive Market.




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         2.5 Nonsolicitation by Read-Rite. During the period that the license granted to Licensee under Section 2.1 remains exclusive, Read-Rite shall not directly or indirectly (i) solicit sales of Magnetic Recording Heads (or higher levels of assembly incorporating Magnetic Recording Heads) for Integration in Japan; or (ii) solicit outside North America sales of Magnetic Recording Heads (or higher levels of assembly incorporating Magnetic Recording Heads) to Japanese Customers. Read-Rite shall refer to Licensee any unsolicited inquiries for such sales that Read-Rite may receive during such period.

         2.6 Sales Outside Territory. It is understood that Japanese Customers who request to purchase Products (or higher levels of assembly incorporating Products) for Integration in North America could purchase such Products (or higher level of assembly incorporating Products) from Read-Rite, in Read-Rite's capacity as Licensee's distributor under a separate distribution agreement mutually agreed upon between Read-Rite and Licensee.

         2.7 Disk Drive Sales. It is understood and agreed that the limitations in Section 2.1 above shall not be deemed to restrict customers of Licensee from selling throughout the world disk drives into which Products have been Integrated in accordance with Section 2.1. Similarly, the exclusivity granted to Licensee under Section 2.1 or 2.5 shall not be deemed to limit Read-Rite, its customers or licensees from selling within Licensee's Exclusive Market disk drives into which Magnetic Recording Heads have been Integrated outside Licensee's Exclusive Market.

         2.8  Acquired Technology.

                  (a) Good Faith Efforts. Read-Rite, Licensee and RRST acknowledge the advantage of having Licensee and Read-Rite offer similar Magnetic Recording Heads for sale in their respective territories. To that end, each party (the "Licensing Party") agrees to use good faith efforts to obtain the right to include in the Licensing Party's Technical Information and Industrial Property Rights licensed hereunder, technology that the Licensing Party acquires from or develops together with third parties that is materially necessary to make, use and sell Magnetic Recording Heads that the Licensing Party develops and makes generally available to customers. The parties also recognize, however, that this may not be accomplished, particularly in the event that Licensee, RRST or Read-Rite develops particular products with customers and the customer contributes materially to the technology developed.

                  (b) Third Party Payment Obligations. If any technical information or industrial property rights that Read-Rite, Licensee or RRST acquires would be within the licenses granted under this Article 2 but for the fact that such a license would require additional payments to a third party, such technical information or industrial property rights shall be included within the Read-Rite Technical Information, Read-Rite Industrial Property Rights, Licensee Technical Information, Licensee Industrial Property Rights, RRST Technical Information or RRST Industrial Property Rights, as the case may be, only if the party to whom such would be licensed under this Agreement agrees in a separate written agreement to be bound by those payment obligations.

                  (c) KME Licensed Technology. Licensee understands, acknowledges and agrees that (i) included within the Read-Rite Technical Information and Read-Rite Industrial Property Rights are certain technical information and industrial property rights licensed by KME to Read-Rite ("KME Licensed Technology") under that certain License Agreement between Read-Rite and KME dated September 14, 1993 ("KME License Agreement"), a copy of which is attached hereto as Appendix B, (ii) the inclusion of such KME licensed technology represents a sublicense by Read-Rite to Licensee of such technology as explicitly permitted under Section 2.1 of the KME License Agreement, and such




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sublicense is subject to the terms, restrictions, obligations and limitations
(including, without limitation, the disclaimer of warranties set forth in Section 7.4 and the possible termination under Section 8.3 of the KME License Agreement), to which Licensee hereby agrees to be bound, and (iii) such KME licensed technology is included in the licenses granted hereunder only to the extent Read-Rite is entitled to sublicense such technology under the terms of the KME License Agreement.

         2.9 Reservation. Notwithstanding Section 2.1, above, Licensee and RRST acknowledge that Read-Rite has previously granted the rights and licenses identified in Appendix A hereto, and that such licenses limit the exclusivity granted to Licensee and RRST under Section 2.1, as applicable. Nothing contained in this Agreement shall be construed as conferring by implication, estoppel or otherwise upon either party hereunder any license or other right except the licenses and rights expressly granted hereunder.

ARTICLE 3 - FURNISHING OF TECHNICAL INFORMATION

         3.1 Initial Disclosure. Licensee and Read-Rite acknowledge that Read-Rite has disclosed to Licensee all presently existing Read-Rite Technical Information regarding Inductive R/W Heads and MR Heads. Promptly following the execution of this Agreement, Read-Rite and Licensee will cooperate to establish a schedule for the initial disclosures to Licensee of Read-Rite Technical Information pertaining to Spin Valve Heads and GMR Heads.

         3.2 Subsequent Disclosures. During the term of this Agreement, Read-Rite and Licensee shall keep each other well informed of any progress and development with respect to Read-Rite Technical Information and Licensee Technical Information developed or acquired by the respective parties after the Effective Date. Upon request by either party, the other party shall furnish to such party such later developed or acquired Technical Information, and shall provide technical assistance with respect thereto, in the same manner as set forth in this Article 3 and Article 4 below; provided that such exchange of Read-Rite Technical Information and Licensee Technical Information is subject to the prior receipt of any required Japanese or U.S. export licenses.

         3.3 Standards. The Read-Rite Technical Information and Licensee Technical Information referenced under Sections 3.1 and 3.2 above shall be presented in an appropriate format based upon mutually agreed technical standards, and shall be prepared in English. Such Technical Information shall be delivered by air mail or courier to Licensee or Read-Rite, as applicable, at its address set forth in Section 13.7 below.

         3.4 Samples. If a party requires samples and/or prototypes of Magnetic Recording Heads embodying the other party's Technical Information, such other party shall supply these to the requesting party at the time, by the method and on the terms and conditions mutually agreed to by the parties. Unless otherwise agreed to by Read-Rite and Licensee, the costs of such samples and/or prototypes shall be borne by the requesting party and paid to the delivering party within forty-five (45) days after the requesting party's receipt of such samples and/or prototypes or the invoice therefor, whichever is later.

         3.5 Indemnification. Neither party shall be responsible for loss or damage to the property of, or injury to, or the death of the other party's personnel arising out of or in connection with the dispatch of such other party's personnel to its premises, and the party who has dispatched its employees to the other party's premises (the "Indemnifying Party") shall indemnify and hold harmless the other party (the "Indemnified Party") from and against any liabilities and expenses resulting from a claim for such loss, damage, injury or death; provided the Indemnified Party notifies the Indemnifying Party immediately of any such actual or threatened action, gives the Indemnifying Party sole control of the defense and settlement of such action, and provides the Indemnifying Party with reasonable assistance, on the Indemnifying Party's request and at the Indemnifying Party's expense, in defending or settling such action.

ARTICLE 4 - TECHNICAL AND OTHER ASSISTANCE

         4.1 Technical Assistance. Upon written request by Licensee, and upon Read-Rite's mutual agreement, Read-Rite shall dispatch its engineers to the factory or office of Licensee to give technical assistance to Licensee for the development and manufacture of the Products. The number of Read-Rite's engineers to be dispatched and the duration of their stay shall be determined each time by the mutual consultation of the parties. Licensee shall pay reasonable travel and living expenses for each engineer, as separately agreed to by the parties.

         4.2 Additional Training. Upon a reasonable request by Licensee and upon Read-Rite's mutual agreement, Read-Rite shall accept trainees of Licensee at Read-Rite's facilities for the purpose of studying the Read-Rite Technical Information. The number of Licensee's trainees to be dispatched, the duration of their stay and any necessary training fees shall be determined each time by the mutual consultation of the parties. Licensee shall bear all the expenses necessary for dispatching such trainees.

         4.3 Training and Assistance by Licensee and RRST. Upon a reasonable request by Read-Rite, and Licensee's mutual agreement, Licensee shall provide Read-Rite with technical assistance and training with regard to the Licensee Improvements in the same manner and on corresponding terms as Read-Rite is to provide such assistance and training under Sections 4.1 and 4.2 above. Similarly, upon a reasonable request by Read-Rite, and RRST's mutual agreement, RRST shall provide Read-Rite with technical assistance and training with regard to RRST Improvements in the same manner and on corresponding terms as Read-Rite is to provide such assistance and training under Sections 4.1 and 4.2 above. All training and assistance of RRST in Read-Rite Technical Information shall be performed by Licensee.

         4.4 Inspection. In addition to the foregoing, the parties agree, at reasonable intervals, upon reasonable written notice from a party and at mutually agreed times, to provide the requesting party (at no charge to the requesting party) tours of manufacturing facilities of the requested party or parties, reasonable opportunity to hold discussions with technical personnel concerning the manufacturing process and efforts underway to develop improvements, and the opportunity to conduct reasonable inspections of process documentation and process equipment relating to the Magnetic Recording Heads and the parties' respective Technical Information, as applicable.

ARTICLE 5 - COMMERCIALIZATION

         5.1 Licensee Efforts. In consideration for the exclusive rights granted to Licensee hereunder, Licensee shall use its best efforts to promote and meet the market demand for Products in the Licensee Exclusive Market.

         5.2 Standardization. To facilitate the development of standardized products by Read-Rite and Licensee, each party agrees to keep the other party informed of its product development plans and activities. Toward this end, the parties will cooperate and review, at mutually agreed intervals, details of their respective activities in this regard.

ARTICLE 6 - ROYALTIES; COST SHARING

         6.1 Calculation of Royalty. In consideration for the License to Read-Rite Technical Information granted hereunder, Licensee shall pay to Read-Rite royalties calculated at the rate of (i) one percent (1%) of the Net Sales of all Royalty Bearing Products sold or otherwise distributed by Licensee, its Subsidiaries and any permitted sublicensees during the first year following execution of this Agreement, and (ii) one half of one percent (.5%) of such Net Sales of Royalty Bearing Products sold or otherwise distributed by Licensee, its Subsidiaries and any permitted sublicensees during the second year following execution of this Agreement; no royalties shall be due on Royalty Bearing Products sold thereafter. Royalty Bearing Products shall be deemed sold when Licensee, its Subsidiary or sublicensee has received payment from the customer for such Royalty Bearing Products; provided, however, that any Royalty Bearing Products purchased by Read-Rite or any of its Subsidiaries from Licensee, its Subsidiaries, or permitted sublicensees shall not be subject to any such royalty payment. No royalty shall be payable on sales by Licensee to its Subsidiaries or permitted sublicensees for resale; royalties shall only be due in the event such Subsidiaries or permitted sublicensees resell such Royalty Bearing Products to a third party (other than Read-Rite's Subsidiary), whether separately as components or combined with other components.

         6.2  KME Royalty Obligation.

                  (a) Licensee agrees to pay a royalty equal to two and one-half percent (2.5%) of Net Sales (as defined in the KME License Agreement) derived by Licensee from the sale or other disposition of Royalty Bearing Products (as defined in the KME License Agreement) prior to (i) September 28, 1997 or (ii) such other earlier date as the aggregate payment by Read-Rite and all its sublicensees equal the Aggregate Royalty Cap (as defined in the KME License Agreement) to the extent required by the KME License Agreement. Such royalties shall be paid by Licensee to Read-Rite for subsequent payment to KME or, if permitted under Japanese law and agreed to by KME, directly by Licensee to KME.

                  (b) If Licensee pays a royalty directly to KME, Licensee shall provide Read-Rite with a copy of the royalty reports and proof of payment submitted to KME pursuant to Section 5.3 of the KME License Agreement simultaneously with providing such reports and payment to KME. Additionally, Read-Rite's right to audit Licensee's books and records under Section 6.5 hereof shall be deemed to include, to the extent required under Section 5.5 of the KME License Agreement, the obligation to keep records pertaining to, and permit Read-Rite's inspection to ensure compliance with, such royalty obligations to KME.

                  (c) Read-Rite shall, whenever requested by Licensee, advise Licensee promptly (in any event within five (5) days after Read-Rite's receipt of such request) in writing of the aggregate amount of royalties paid by Read-Rite and its sublicensees (including Licensee) to KME under the KME License Agreement as of the most recent practicable date. In addition, Read-Rite will coordinate closely with Licensee to ensure that, as the aggregate payments by Read-Rite and all its sublicensees approach the Aggregate Royalty Cap, the remaining royalties due KME are properly allocated in a way equitable to the interest of Licensee and do not exceed the Aggregate Royalty Cap.

         6.3 IBM Royalties and Fees. Read-Rite has previously executed a cross-license agreement dated as of June 26, 1986 (the "IBM Agreement") with International Business Machines Corporation ("IBM") pursuant to which Read-Rite, in addition to the cross license provisions therein, paid license fees to IBM in the amount of US$1,125,000. Read-Rite has extended, to the extent permitted under the IBM Agreement and subject to exclusivity provisions herein, the benefits of the IBM Agreement to Licensee. Read-Rite has initiated discussions with IBM to renew said IBM Agreement to cover industrial property rights generated by the parties since the cut-off date of the original IBM Agreement, and anticipates that such renewal will require Read-Rite to pay additional fees or royalties to IBM. Licensee acknowledges that any extension by Read-Rite of the benefits of any renewal of the IBM Agreement or of any additional agreements with IBM will require Licensee to pay a portion of the fees or royalties payable to IBM thereunder, and that Read-Rite shall only be obligated to include such rights hereunder upon payment by Licensee to Read-Rite (or IBM, as appropriate) the portion of such fees or royalties mutually agreed to by Licensee and Read-Rite.

         6.4 Reports and Payment. Within forty-five (45) days after the end of each calendar quarter, Licensee shall submit to Read-Rite a report setting forth by type of Royalty Bearing Product, the volume of Royalty Bearing Products sold or otherwise distributed during such quarter, the total Net Sales arising therefrom and the calculation of royalties due Read-Rite thereon. Payments shall be made at the same time as reports are due and shall be remitted to Read-Rite's bank account, in accordance with written instructions provided by Read-Rite from time to time.

         6.5 Currency of Payment. All royalty payments to be made by Licensee to Read-Rite shall be made in U.S. dollars. Royalties shall be first determined in the currency of the country in which the corresponding Net Sales are earned and then converted directly to its equivalent in U.S. dollars. The buying rates of exchange for the currencies involved into U.S. dollars as published in The Wall Street Journal (U.S. West Coast Edition) at the close of business on the last business day of the quarterly period in which the royalties were earned shall be used to determine any such conversion.

         6.6 Records and Audit. Licensee shall make and maintain for a period of three (3) years after the last payment under this Agreement is due complete and accurate records of Licensee's development, manufacturing, distribution and other activities in sufficient detail for determination of the royalties payable hereunder. Licensee shall permit an independent certified public accountant selected by Read-Rite and reasonably acceptable to Licensee, at Read-Rite's expense, to inspect and take copies of the said records during regular business hours of Licensee from time to time during the Term of this Agreement. In the event that such certified public accountant finds a discrepancy Licensee shall promptly make up any deficits in the amount of royalties payable, and in the event there is a discrepancy of more than five percent (5%) between the said records and the amount of royalties paid by Licensee to Read-Rite, Licensee shall bear the costs of any such inspection.

         6.7 Withholding. If any Japanese or Thailand withholding taxes are imposed on royalty payments to Read-Rite by Licensee or RRST and are required to be withheld by Licensee or RRST, then Licensee or RRST, as the case may be, may withhold such amounts, but promptly shall furnish Read-Rite with appropriate documentation of the amounts so withheld as soon as practicable. The parties shall cooperate to make any necessary filings to utilize the lowest withholding rate available under any treaty between the United States and Japan or Thailand, as the case may be. Notwithstanding the foregoing, with respect to any royalties or license fees payable by Licensee or RRST to Read-Rite to reimburse Read-Rite for its royalty or license fee obligations to a third party licensor (e.g. KME under the KME License Agreement as provided in Section 6.2 above, or IBM as described in Section 6.3 above) which Licensee or RRST, as the case may be, has not paid or cannot pay directly to such third party licensor, then Licensee or RRST, as the case may be, shall gross the payments to Read-Rite up such that Read-Rite actually receives, net of withholdings, the full amount of the royalties and/or license fees payable by Licensee or RRST hereunder, allowing Read-Rite to make such payments to the third party licensor in full without having to contribute its own funds to replace the amounts withheld due to local taxation requirements. Read-Rite shall fully cooperate with Licensee and RRST in minimizing any such withholding taxes and other deductions which Licensee or RRST, as the case may be, is required to withhold or otherwise deduct under the laws of Japan or Thailand, and (i) if the aggregate amount withheld or deducted by Licensee and RRST in a given fiscal year of Read-Rite is Fifty Thousand United States Dollars (U.S. $50,000) or more and (ii) Read-Rite obtains tax reductions for such year as a result of such withholding or deduction by Licensee or RRST, then Read-Rite shall refund to either Licensee or RRST, as applicable, the amount of the tax reductions Read-Rite actually obtains.

         6.8 Calculation of Royalty. Read-Rite acknowledges the royalty referenced in Section 6.1 shall not be payable on wafers sold by Licensee to RRST, but shall be payable by Licensee or RRST on sales of finished sliders, head gimbal assemblies or other higher levels of assembly by Licensee or RRST (other than sales by RRST to Licensee for resale, in which case said royalty shall be due solely on Licensee's subsequent resales) which constitute Royalty Bearing Products hereunder.

         6.9 Cost Sharing Agreement. As stated above, in consideration of the significant expansion by Read-Rite of the scope of the license rights granted to Licensee hereunder, Read-Rite, Licensee and RRI are concurrently herewith entering into the Cost Sharing Agreement, a copy of which is attached hereto as Appendix D. The intent of such Cost Sharing Agreement is that Read-Rite, RRI and Licensee shall share the costs of research and development activities which the parties thereto mutually agree to include within the Research Program (as defined therein), and that the technology resulting from such projects will be subject to the licenses contemplated by this Agreement. Accordingly, any Developed Technology (as defined therein) generated by Read-Rite and/or RRI as part of the Research Program thereunder shall be considered "Read-Rite Technical Information" or "Read-Rite Industrial Property Rights" as appropriate and as defined herein. Similarly, any Developed Technology generated by Licensee as part of the Research Program thereunder shall be considered "Licensee Technical Information" or "Licensee Industrial Property Rights" as appropriate and as defined herein. Notwithstanding any other provision herein to the contrary, Specific Development Technology (as defined in the Cost Sharing Agreement) of Read-Rite and/or RRI thereunder shall not constitute Read-Rite Technical Information or Read-Rite Industrial Property Rights under this Agreement, nor shall Specific Development Technology of Licensee thereunder constitute Licensee Technical Information or Licensee Industrial Property Rights under this Agreement. As a result of the foregoing, neither Read-Rite nor Licensee shall have any rights whatsoever with respect to any Specific Development Technology of the other.

ARTICLE 7 - PROPRIETARY RIGHTS AND IMPROVEMENTS

         7.1 Read-Rite Technology. Licensee acknowledges that, except for the license granted to Licensee under Sections 2.1 and 8.1, Licensee acquires no right, title, or interest in the Read-Rite Technical Information or Read-Rite Industrial Property Rights, or in any of Read-Rite's patents, copyrights or other intellectual property rights, trademarks, trade names, inventions, know-how, and trade secrets made, developed or acquired by Read-Rite during the Term of this Agreement. RRST acknowledges that, except for the sublicense granted to RRST by Licensee under the Sublicense Agreement, RRST acquires no right, title, or interest in Read-Rite Technical Information or Read-Rite Industrial Property Rights, or in any of Read-Rite's patents, copyrights or other intellectual property rights, trademarks, trade names, inventions, know-how, and trade secrets made, developed or acquired by Read-Rite during the Term of this Agreement.

         7.2 Licensee and RRST Technology. Read-Rite acknowledges that, except as provided under Sections 2.3, 2.4 and 8.2, Read-Rite acquires no right, title or interest in the Licensee or RRST Technical Information or Licensee or RRST Industrial Property Rights or in any of Licensee's or RRST's patent, copyrights or other intellectual property rights, trademarks, trade names, inventions, know-how or trade secrets made, developed or acquired by Licensee or RRST during the Term of this Agreement.

         7.3 Patent Filing. Read-Rite and Licensee Industrial Property Rights shall be dealt with as follows:

                  (a) Read-Rite Industrial Property Rights. Read-Rite shall be responsible, at its option, for filing and prosecuting applications for Read-Rite Industrial Property Rights, and maintaining Read-Rite Industrial Property Rights issuing thereon. Read-Rite shall keep Licensee and RRST informed of material developments with respect to such applications. If Read-Rite does not file an application for Industrial Property Rights in Japan or Thailand corresponding to an application filed by or for Read-Rite outside Japan or Thailand, or determines not to prosecute such application in Japan or Thailand, or to maintain the patent or other Read-Rite Industrial Property Right issuing thereon in Japan on Thailand, or defend against an interference or reexamination proceeding with respect thereto, in each such case Licensee and RRST shall have the right to do so in Japan and Thailand, respectively, at their respective expenses. All such Industrial Property Rights shall be owned by Read-Rite in Read-Rite's name, subject to the license granted to Licensee and RRST under 2.1 above.

                  (b) Licensee Industrial Property Rights. Licensee shall be responsible, at its option, for filing and prosecuting applications for Licensee Industrial Property Rights, and maintaining Licensee Industrial Property Rights issuing thereon. Licensee shall keep Read-Rite informed of material developments with respect to such applications. If Licensee does not file an application for Licensee Industrial Property Rights outside Japan, or RRST does not file such application for Licensee Industrial Property Rights outside Thailand corresponding to an application filed by or for such parties in Japan or Thailand, respectively, or determines not to prosecute such application or to maintain the patent or other Licensee Industrial Property Rights issuing thereon outside Japan or Thailand, as the case may be, or defend against an interference or reexamination proceeding with respect thereto, in each such case Read-Rite shall have the right to do so at its own expense. All such Industrial Property Rights shall be owned by Licensee or RRST, as applicable, in the name of Licensee or RRST as the case may be, subject to the licenses granted to Read-Rite under 2.3 and 2.4 above, respectively.

ARTICLE 8 - TRADEMARK RIGHTS

         8.1 Licensee Products. Subject to the obligations of this Article 8, Licensee shall have the right, at its option, to use in connection with the distribution, promotion, use, and sale of Products in accordance with Section
2.1 above, the trade names, trademarks, model designations and/or logos ("Marks") that Read-Rite uses for its Magnetic Recording Heads and has the right to authorize Licensee to use without the payment of compensation to third parties. Licensee also shall have the right to use its own Marks in connection with the Products in lieu of or in addition to Read-Rite's Marks. Licensee may sublicense the rights granted in this Section 8.1 to RRST, provided that Licensee ensures that RRST's usage of the Marks complies with the requirements of Section 8.4 below, that RRST grants to Read-Rite rights to use RRST's Marks consistent with those granted by Licensee to Read-Rite under Section 8.2 below, and that RRST consents to the provisions of Section 8.3 below.

         8.2 Read Rite Products. Subject to the obligations of this Article 8, Read-Rite shall have the right, at its option, to use in connection with the distribution, promotion, use, and sale of Magnetic Recording Heads the Marks that Licensee uses for its Products and has the right to authorize Read-Rite to use without the payment of compensation to third parties. Such right shall include the right to authorize others to so use Licensee's Marks in connection with Magnetic Recording Heads manufactured under authority from Read-Rite. However, Read-Rite shall not use or sublicense Licensee's Marks in Japan during the Term of this Agreement. Read-Rite shall also have the right to use its own Marks in connection with its Magnetic Recording Heads, in lieu of or in addition to Licensee's Marks.

         8.3 Registration. At the request of Licensee or Read-Rite, the other party shall use commercially reasonable efforts, at the requesting party's expense, to register such other party's Marks in countries throughout the world where the requesting party reasonably expects to sell Products (in the case of Licensee) or Magnetic Recording Heads (in the case of Read-Rite).

         8.4 Quality Control. Each of Read-Rite and Licensee (the "Authorized Party") agrees that, as a condition to its use of the other party's Marks hereunder, the performance and quality of the product which the Authorized Party distributes under any of the other party's Marks shall be substantially the same in quality and performance as those distributed by the other party under such Marks. Accordingly, the Authorized Party shall provide samples of such products to the other party for evaluation reasonably in advance of the first commercial shipment of such product under the other party's Marks (or the first shipment of a modified version of a previously shipped product), and shall not use such Marks with that product until receiving written approval from the other party. The other party shall not unreasonably withhold such consent.

All representations by the Authorized Party of Marks licensed to it hereunder, with respect to design, size, color, location and other details, shall be exact copies of those used by the other party, and, at the other party's request, the Authorized Party shall provide copies of its use of such Marks for verification that they comply with those used by the other party.

ARTICLE 9 - REPRESENTATIONS, WARRANTIES AND INDEMNITIES

         9.1  Representations and Warranties.

                  (a) By Read-Rite. Read-Rite warrants that, as of the date hereof, (i) the Read-Rite Technical Information being furnished to Licensee hereunder is the same as that Read-Rite uses to manufacture its own magnetic recording heads in its own factories, (ii) Read-Rite has the right to grant the licenses granted hereunder and to permit and authorize Licensee to sublicense the same to RRST as contemplated hereby, without breaching or conflicting with any agreement of Read-Rite with third parties, and (iii) except as disclosed on Appendix E hereto, Read-Rite has received no claims that the Read-Rite Technical Information infringes on the industrial property rights of any third party. In addition, Read-Rite warrants that, as of the date hereof, the Read-Rite Technical Information and the Read-Rite Industrial Property Rights include (together with Licensee Technical Information, Licensee Industrial Property Rights, RRST Technical Information and RRST Industrial Property Rights licensed hereunder) all of technical information and intellectual property rights owned by or licensed to Read-Rite that are materially necessary to manufacture and sell magnetic recording heads that Read-Rite presently manufactures and makes generally available to customers; provided, however, the parties acknowledge that Read-Rite makes no warranty with respect to Read-Rite's right to sublicense the rights granted to Read-Rite pursuant to the IBM Agreement; and provided further that, while it is Read-Rite's belief that its rights under the IBM

Agreement extend to the design, manufacture and sale of all types of Magnetic Recording Heads, the parties hereto acknowledge that Read-Rite does not represent or warrant that Read-Rite's rights under the IBM Agreement so extend to any Magnetic Recording Heads other than Inductive R/W Heads.

                  (b) By Licensee. Licensee warrants that, as of the date hereof, (i) the Licensee Technical Information being furnished to Read-Rite hereunder is the same as that Licensee uses (together with Read-Rite Technical Information and Read-Rite Industrial Property Rights licensed to Licensee hereunder, and with any RRST Technical Information and RRST Industrial Property Rights licensed to Licensee under the Sublicense Agreement) to manufacture its own magnetic recording heads in its own factories, (ii) Licensee has the right to grant the licenses granted hereunder without breaching or conflicting with any agreement of Licensee with third parties, and (iii) Licensee has received no claims that the Licensee Technical Information infringes on the industrial property rights of any third party. In addition, Licensee warrants that, as of the date hereof, the Licensee Technical Information and the Licensee Industrial Property Rights include (together with Read-Rite Technical Information, Read-Rite Industrial Property Rights, RRST Technical Information and RRST Industrial Property Rights licensed hereunder or under the Sublicense Agreement) all of technical information and intellectual property rights owned by or licensed to Licensee that are materially necessary to manufacture and sell magnetic recording heads that Licensee presently manufactures and makes generally available to customers.

                  (c) By RRST. RRST warrants that, as of the date hereof, (i) the RRST Technical Information being furnished to Read-Rite hereunder is the same as that RRST uses (together with Read-Rite Technical Information and Read-Rite Industrial Property Rights licensed to Licensee hereunder, and with any Licensee Technical Information and Licensee Industrial Property Rights licensed to RRST under the Sublicense Agreement) to manufacture its own magnetic recording heads in its own factories, (ii) RRST has the right to grant the licenses granted hereunder without breaching or conflicting with any agreement of RRST with third parties, and (iii) RRST has received no claims that the RRST Technical Information infringes on the industrial property rights of any third party. In addition, RRST warrants that, as of the date hereof, the RRST Technical Information and the RRST Industrial Property Rights include (together with Read-Rite Technical Information, Read-Rite Industrial Property Rights, Licensee Technical Information and Licensee Industrial Property Rights licensed hereunder or sublicensed under the Sublicense Agreement) all of technical information and intellectual property rights owned by or licensed to RRST that are materially necessary to manufacture and sell magnetic recording heads that RRST presently manufactures and makes generally available to customers.

         9.2  Indemnity.

                  (a) By Read-Rite. Read-Rite shall indemnify Licensee against any and all expenses and/or liabilities paid to third parties incurred by Licensee as a result of any legal action arising out of a breach of the warranties set forth in Section 9.1(a) above; provided Licensee notifies Read-Rite immediately of any such actual or threatened action, gives Read-Rite sole control of the defense and settlement of such action, and provides Read-Rite with reasonable assistance, on Read-Rite's request and at Read-Rite's expense, in defending or settling such action. Read-Rite agrees to duly exercise its rights and discharge its duties and obligations under the KME License Agreement. Further, Read-Rite agrees to indemnify and hold Licensee harmless against any loss, liability, cost or expense (including reasonable attorneys' fees) which Licensee might incur arising out of any breach by Read-Rite of the terms and conditions of the KME License Agreement. For any claim arising out of a claim that Read-Rite breached any obligation under such Agreement, Licensee shall provide Read-Rite with prompt notice of such claim and permit Read-Rite to participate in the defense thereof. It is acknowledged and agreed that Licensee's expenses and liabilities indemnified by Read-Rite under the foregoing provisions shall include, but not be limited to, the expenses and liabilities which Licensee incurs to indemnify RRST as a result of a breach by Read-Rite of its warranties set forth in Section 9.1(a) above.

                  (b) By Licensee. Licensee shall indemnify Read-Rite against any and all expenses and/or liabilities paid to third parties incurred by Read-Rite as a result of any legal action arising out of a breach of the warranties set forth in Section 9.1(b) above; provided Read-Rite notifies Licensee immediately of any such actual or threatened action, gives Licensee sole control of the defense and settlement of such action, and provides Licensee with reasonable assistance, on Licensee's request and at Licensee's expense, in defending or settling such action. Licensee agrees to duly exercise its rights and discharge its duties and obligations under its sublicense under the KME License Agreement. Licensee agrees to indemnify and hold Read-Rite harmless against any loss, liability, cost or expense (including reasonable attorney's fees) which Read-Rite might incur arising out of any breach by Licensee of the terms and conditions of the KME License Agreement. For any claim arising out of a claim that Licensee breached any obligation under such Agreement, Read-Rite shall provide Licensee with prompt notice of such claim and permit Licensee to participate in the defense thereof.

                  (c) By RRST. RRST shall indemnify Read-Rite against any and all expenses and/or liabilities paid to third parties incurred by Read-Rite as a result of any legal action arising out of a breach of the warranties set forth in Section 9.1(c) above; provided Read-Rite notifies RRST immediately of any such actual or threatened action, gives RRST sole control of the defense and settlement of such action, and provides RRST with reasonable assistance, on RRST's request and at RRST's expense, in defending or settling such action. RRST agrees to duly exercise its rights and discharge its duties and obligations under its sublicense under the KME License Agreement. RRST agrees to indemnify and hold Read-Rite harmless against any loss, liability, cost or expense (including reasonable attorney's fees) which Read-Rite might incur arising out of any breach by RRST of the terms and conditions of the KME License Agreement. For any claim arising out of a claim that RRST breached any obligation under such Agreement, Read-Rite shall provide RRST with prompt notice of such claim and permit RRST to participate in the defense thereof.

         9.3 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 9, LICENSEE, RRST AND READ-RITE INDUSTRIAL PROPERTY RIGHTS, TECHNICAL INFORMATION AND MARKS ARE PROVIDED "AS IS" WITHOUT WARRANTY OR CONDITION OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OR CONDITIONS AS TO CONTENT OR USEFULNESS AND ANY IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN PARTICULAR, BUT WITHOUT LIMITATION, NO PARTY WARRANTS THAT THE OTHERS WILL BE ABLE TO MANUFACTURE PRODUCTS TO THE SAME STANDARD OR WITH THE SAME YIELDS AS THE LICENSING PARTY BY UTILIZING SUCH TECHNICAL INFORMATION AND INDUSTRIAL PROPERTY RIGHTS.




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
NO PARTY MAKES ANY WARRANTY, WHETHER EXPRESS OR IMPLIED, THAT THE PRACTICE OF SUCH PARTY'S TECHNICAL INFORMATION OR INDUSTRIAL PROPERTY RIGHTS DOES NOT INFRINGE ON THE INTELLECTUAL OR INDUSTRIAL PROPERTY RIGHTS OF ANY THIRD PARTY AND EACH PARTY HEREBY AGREES THAT THE PRACTICE OF ANY SUCH SUBJECT MATTER SHALL BE ENTIRELY AT ITS OWN RISK.

ARTICLE 10 - TERM AND TERMINATION

         10.1 Term. This Agreement shall be through June 14, 2041, unless earlier terminated by mutual agreement of Read-Rite, Licensee and RRST or as otherwise provided in this Article 10.

         10.2 Termination of the Joint Venture Agreement. Upon termination of the Joint Venture Agreement pursuant to Section 14.2 thereof, the following shall occur:

                  (a) If the Joint Venture Agreement is terminated by agreement between Read-Rite and Sumitomo pursuant to Section 14.2(a) thereof, Read-Rite and Licensee will negotiate at such time whether this Agreement will continue in effect after such termination and, if so, terms on which it would continue.

                  (b) If the Joint Venture Agreement is terminated by Sumitomo or Read-Rite under Section 14.2(b) thereof by reason of an event described therein occurring to Licensee (including by reason of a dissolution of Licensee under Section 14.4(e) of the Joint Venture Agreement) then this Agreement shall automatically terminate upon the effective date of such termination without notice.

                  (c) If the Joint Venture Agreement is terminated (i) by Sumitomo or Read-Rite under Section 14.2(b) thereof by reason of an event described therein occurring to either Sumitomo or Read-Rite and the other party elects not to dissolve Licensee in accordance with Section 14.4(e) thereof, (ii) by Sumitomo or Read-Rite under Section 14.2(d), (iii) by RRC under Section 14(c)(i) thereof, and Sumitomo purchases Read-Rite's shares in Licensee in accordance with Section 14.4(c) thereof, or (iv) by either Read-Rite or Sumitomo pursuant to Section 14.2(c)(ii) thereof, then in any such case this Agreement shall continue according to its terms; provided that (1) the parties' obligations under Articles 3 and 4 above shall terminate; (2) the rights and license granted to Licensee under Articles 2, 7.3 and 11 hereof shall not apply to any Read-Rite Technical Information developed or acquired by Read-Rite after the date of such termination, or any Read-Rite Industrial Property Rights covering such later-developed or later-acquired Read-Rite Technical Information (in which event Licensee's sublicense to RRST shall be similarly restricted);
(3) the license granted to Read-Rite under Section 2.3 above shall not include any Licensee Technical Information developed or acquired by Licensee after the date of such termination, or any Licensee Industrial Property Rights covering such later-developed or later-acquired Licensee Technical Information; (4) the license granted to Read-Rite under Section 2.4 above shall not include any RRST Technical Information developed or acquired by RRST after the date of such termination, or any RRST Industrial Property Rights covering such later-developed of later-acquired RRST Technical Information; and (5) the licenses granted to Licensee and Read-Rite under Article 8 shall terminate as to any product models first sold commercially after the date of such termination of the Joint Venture Agreement.

         10.3 Effect of Termination. Except as expressly provided in Section
10.2 above, upon the expiration or any earlier termination of this Agreement, all rights and obligations of the parties shall terminate except that the provisions of Sections 2.3, 2.4, 6.6, 7.1, 7.2, 10.3 and 10.5 hereof, and Articles 9, 12 and 13 hereof, shall survive. In addition, the licenses granted to Licensee under Section 2.1 above shall survive the expiration of this Agreement under Section 10.1, but not an earlier termination under Section 10.2 (except as expressly provided therein); provided that following such expiration the license granted to Licensee shall become nonexclusive.

         10.4 No Termination For Breach. The parties acknowledge and agree that this Agreement shall not be terminated by reason of any breach hereof by any party, but shall be terminated prior to the end of the term specified in Section
10.1 only by mutual agreement or as provided in Section 10.2.

         10.5 Bankruptcy Protection. Notwithstanding any provision contained herein to the contrary, in case Read-Rite is under any proceeding under the U.S. Bankruptcy Code and the trustee in bankruptcy of Read-Rite or Read-Rite as a debtor in possession rightfully elects to reject this Agreement, Licensee may, pursuant to 11 U.S.C. Section 365(n)(1) and (2), retain any and all rights hereunder, to the maximum extent permitted by law, subject to the royalty payments specified herein.

         10.6 Termination of Rights to KME Licensed Technology. Read-Rite shall have the right to terminate Licensee's rights to the KME Licensed Technology included in the licenses granted hereunder if, at any time prior to September 28, 1997, or the date the Aggregate Royalty Cap is paid to KME, whichever is earlier: (i) Licensee fails to meet its royalty obligations to KME within five
(5) days of Read-Rite's written demand to Licensee that it pay KME; (ii) Licensee materially breaches any term of the KME License Agreement and fails to cure said breach within forty-five (45) days of Read-Rite's written notice to Licensee thereof, or if such breach cannot reasonably be cured within forty-five
(45) days, if Licensee fails to commence within such forty-five (45) day period, and thereafter to diligently pursue such cure to completion; provided that a determination as to whether the cure can reasonably be accomplished within forty-five (45) days, and whether Licensee is diligently pursuing such cure shall be at the reasonable discretion of Read-Rite, (iii) if an application for bankruptcy, receivership, liquidation or other similar proceeding against Licensee is made by Licensee or any other person, such application is not vacated within sixty (60) days; (iv) all of the assets of Licensee are seized or attached in conjunction with any action against Licensee by any third party; or
(v) if Licensee is dissolved except as permitted under Section 11.3 of the KME License Agreement, if Licensee assigns its rights under the Licensee Agreement except as permitted under Section 11.3 of the KME License Agreement, or if Licensee attempts to sublicense any of the KME licensed technology to any third party who is not an Affiliate (as defined in the KME License Agreement) of Licensee. Thereafter, pursuant to (ii), (iii), (iv) and (v) above, Read-Rite shall continue to have the right to terminate Licensee's rights to any of the patents included in the KME licensed technology which are included within the Read-Rite Industrial Property Rights.

ARTICLE 11 - INFRINGEMENT BY THIRD PARTIES

         11.1 Infringement of Read-Rite Rights. In the event of any third party infringement of Read-Rite Industrial Property Rights, Read-Rite Technical Information and/or Read-Rite Marks, with respect to the manufacture or sale of Magnetic Recording Heads in Japan or Thailand, the party which first becomes aware thereof shall promptly notify the other parties of such infringement. In the event that Read-Rite does not take action to abate such infringement within one hundred twenty (120) days of receiving notice from Licensee or RRST, or (if earlier) within ninety (90) days prior to the effective date of any statutory bar to action, and thereafter diligently pursue such action, then Licensee may at its sole discretion bring suit to restrain such infringement. At Licensee's or RRST's request, Read-Rite may, if necessary, be joined in such action, and will cooperate at Licensee's or RRST's expense in the conduct of such action, including, without limitation, providing Licensee or RRST with authority to bring such suit in Read-Rite's name and providing such information, data and assistance as Licensee or RRST reasonably may request. Any recovery awarded in such suit with respect to such infringement in Japan or Thailand shall be applied first to reimburse the party prosecuting such action for expenses paid to third parties in bringing such action, with the balance, if any, to be shared equally by Read-Rite and Licensee or RRST.

         11.2 Infringement of Licensee Rights. In the event of any third party infringement of Licensee Industrial Property Rights, Licensee Technical Information or Licensee Marks with respect to the manufacture or sale of Magnetic Recording Heads outside Japan or Thailand, the party which first becomes aware thereof shall promptly notify the other parties of such infringement. In the event that Licensee or RRST does not take appropriate action to abate such infringement, within one hundred twenty (120) days of receiving notice for Read-Rite, or (if earlier) within ninety (90) days prior to the effective date of any statutory bar to such action, then Read-Rite may at its sole discretion bring action to abate such infringement. At Read-Rite's request, Licensee or RRST may, if necessary, be joined in such action, and will cooperate at Read-Rite's expense in the conduct of such action, including, without limitation, providing Read-Rite with authority to bring such action in Licensee's name and providing such information, data and assistance at Read-Rite's expense as Read-Rite reasonably may request. Any recovery awarded in such suit with respect to Licensee's Industrial Property Rights or Licensee Technical Information shall be applied first to reimburse Read-Rite for expenses paid to third parties in bringing such suit, with the balance, if any, to be shared equally by Read-Rite and Licensee or RRST.

ARTICLE 12 - LIMITATION OF LIABILITY; INDEMNITY

           12.1 LIMITATION. IN NO EVENT WILL ANY PARTY BE LIABLE FOR LOST PROFITS, OR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING IN ANY WAY OUT OF THIS AGREEMENT, OTHER THAN A BREACH OF THE CONFIDENTIALITY AGREEMENT. THIS LIMITATION SHALL APPLY EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES AGREE THAT THIS SECTION 12.1 REPRESENTS A REASONABLE ALLOCATION OF RISK.

         12.2  Indemnification.

                  (a) By Licensee. Except to the extent that Read-Rite is obligated to indemnify Licensee under Section 9.2(a) above or as otherwise agreed in writing by Read-Rite, Licensee assumes responsibility and shall indemnify and defend Read-Rite from and against all liability to third parties and expenses (including reasonable attorney's fees) resulting from claims for personal injuries or property damage, or any other claim, resulting from or arising out of the manufacture, sale or use of Products by Licensee; provided that Read-Rite notifies Licensee immediately of any such actual or threatened action, gives Licensee sole control of the defense and settlement of such action, and provides Licensee with reasonable assistance in defending or settling such action.

                  (b) By RRST. Except to the extent that Read-Rite is obligated to indemnify RRST under Section 9.2(a) above or as otherwise agreed in writing by Read-Rite, RRST assumes responsibility and shall indemnify and defend Read-Rite from and against all liability to third parties and expenses (including reasonable attorney's fees) resulting from claims for personal injuries or property damage, or any other claim, resulting from or arising out of the manufacture, sale or use of Products by RRST; provided that Read-Rite notifies RRST immediately of any such actual or threatened action, gives RRST sole control of the defense and settlement of such action, and provides RRST with reasonable assistance in defending or settling such action.

                  (c)  By Read-Rite.

                           (i) Of Licensee. Except to the extent that Licensee
is obligated to indemnify Read-Rite under Section 9.2(b) above or as otherwise agreed in writing by Licensee, Read-Rite assumes responsibility and shall indemnify and defend Licensee from and against all liability to third parties and expenses (including reasonable attorney's fees) resulting from claims for personal injuries or property damage, or any other claim, resulting from or arising out of the manufacture, sale or use of Magnetic Recording Heads or other products by Read-Rite; provided that Licensee notifies Read-Rite immediately of any such actual or threatened action, gives Read-Rite sole control of the defense and settlement of such action, and provides Read-Rite with reasonable assistance in defending or settling such action.

                           (ii) Of RRST. Except to the extent that RRST is
obligated to indemnify Read-Rite under Section 9.2(c) above or as otherwise agreed in writing by RRST, Read-Rite assumes responsibility and shall indemnify and defend RRST from and against all liability to third parties and expenses (including reasonable attorney's fees) resulting from claims for personal injuries or property damage, or any other claim, resulting from or arising out of the manufacture, sale or use of Magnetic Recording Heads or other products by Read-Rite; provided that RRST notifies Read-Rite immediately of any such actual or threatened action, gives Read-Rite sole control of the defense and settlement of such action, and provides Read-Rite with reasonable assistance in defending or settling such action.

         12.3 No Application to Infringement Claims. The indemnities under
Section 12.2 above shall not apply to claims that Read-Rite Technical Information, Read-Rite Industrial Property Rights, Licensee Technical Information, Licensee Industrial Property Rights, RRST Technical Information or RRST Industrial Property Rights infringe intellectual property rights of a third party.

ARTICLE 13  - MISCELLANEOUS

         13.1 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, without reference to conflict of laws principles.

         13.2 Arbitration. Any dispute or claim between the parties under this Agreement shall be finally settled by binding arbitration in Paris, France, under the rules of arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with said rules. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for injunctive relief without breach of this arbitration provision.

         13.3 Assignment. No party may assign or delegate this Agreement or any of its licenses, rights or duties under this Agreement without the prior written consent of the other parties, except to a person or entity into which it has merged or which has otherwise succeeded to all or substantially all of its business and assets to which this Agreement pertains, by merger, reorganization or otherwise, and which has assumed in writing or by operation of law its obligations under this Agreement.

         13.4 Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the parties hereto. All communications, royalty reports, Read-Rite Technical Information, Licensee Technical Information, RRST Technical Information and notices to be made or given pursuant to this Agreement shall be in the English language.

         13.5 Force Majeure. No Party shall be held in breach of this Agreement for any performance required of it hereunder to the extent the same is prevented in whole or in part by reason of strike, fire, flood, acts of God, governmental acts, failure of suppliers, lack of transportation or any other force majeure beyond the reasonable control of such party. Provided, however, the party affected shall give prompt written notice to the other parties of the nature and date of commencement of the force majeure and expected duration, and the party so affected shall use reasonable efforts to avoid or remove the force majeure to the extent it is so able to do.

         13.6 Construction. All parties have been represented by counsel during the negotiation and drafting of this Agreement. Accordingly, any rule of construction relating to the author of specific language shall not apply.

         13.7 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand, or by commercial express courier service, addressed as follows:

To Read-Rite:

Read-Rite Corporation
Los Coches Street
Milpitas, CA 95035
Attention:  Chairman and Chief Executive Officer
cc:  Vice President and General Counsel

with a copy to:

Wilson, Sonsini, Goodrich & Rosati
Palo Alto Square
Palo Alto, California 95306
Attention:  Francis S. Currie, Esq.

To Licensee:

Read-Rite SMI Kabushiki Kaisha
2-15-17 Egawa
Shimamoto-cho, Mishima-gun
Osaka, 618 JAPAN
Attention:  President
with copies to:

Sumitomo Metal Industries, Ltd.
Ote Center Building
Otemachi 1-Chome
Chiyoda-ku, Tokyo 100, Japan
Attn:  General Manager,  Electronics Components Division

Sumitomo Metal Industries, Ltd.
Ote Center Building
Otemachi 1-Chome
Chiyoda-ku, Tokyo 100, Japan
Attn:  General Manager, Legal Department

To RRST:

Read-Rite SMI (Thailand) Co., Ltd.
139/4 Moo 2 Bangpa-In Industrial Estate
Udomsorayuth Road, Klongjig Bangpa-in
Ayutthaya 13160, Thailand
Attention:  President

Such notices shall be deemed to have been served when delivered or, if delivery is not accomplished by reason of some fault of the addressee, when tendered.

         13.8 Export Controls.

                  (a) United States. Licensee understands and acknowledges that Read-Rite is subject to regulation by agencies of the U.S. government, including the U.S. Department of Commerce, which prohibit export or diversion of certain products and technology to certain countries. Any and all obligations of Read-Rite to provide technical information, technical assistance, any media in which any of the foregoing is contained, training and related technical data (collectively, "Data") shall be subject in all respects to such United States laws and regulations as shall from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department of Commerce, or the Bureau of Export Administration. Licensee warrants that it will comply in all respects with the export and re-export restrictions set forth in any export license (if necessary) for Data disclosed to Licensee hereunder; provided that Read-Rite informs Licensee of such restrictions.

                  (b) Japan. Read-Rite understands and acknowledges that Licensee is subject to similar regulation on technology transfer under the Foreign Currency and Foreign Trade Control Act of Japan, as amended from time to time, and regulations and guidelines with respect thereto. Any and all obligations of Licensee to provide Licensee Technical Information shall be subject in all respects to such Japanese laws, regulations and guidelines. Read-Rite agrees that it will comply in all respects with the export and re-export restrictions set forth in any export license (if necessary) for Data disclosed to Read-Rite hereunder, provided that Licensee informs Read-Rite of any restrictions contained therein.

                  (c) Thailand. Read-Rite understands and acknowledges that RRST is or may be subject to similar regulation on technology transfer under the applicable export laws in Thailand, as they may be amended from time to time, and regulations and guidelines with respect thereto. Any and all obligations of RRST to provide RRST Technical Information shall be subject in all respects to such Thai laws, regulations and guidelines. Read-Rite agrees that it will comply in all respects with the export and re-export restrictions set forth in any export license (if necessary) for Data disclosed to Read-Rite hereunder, provided that RRST informs Read-Rite of any restrictions contained therein.

         13.9 Partial Invalidity. If any paragraph, provision, or clause thereof in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, the remainder of this Agreement shall be valid and enforceable and the parties shall use their respective best efforts to negotiate a substitute, valid and enforceable provision which most nearly effects the parties' intent in entering into this Agreement.

         13.10 Counterparts. This Agreement may be executed in three (3) or more counterparts, all of which, taken together, shall be regarded as one and the same instrument.

         13.11 Waiver. The failure of any party to enforce at any time the provisions of this Agreement shall in no way be constituted to be a present or future waiver of such provisions, nor in any way affect the validity of any party to enforce each and every such provision thereafter.

         13.12 Entire Agreement. The terms and conditions herein contained, in those certain Distribution Agreements as amended from time to time, in the Joint Venture Agreement, in the Confidentiality Agreement or in the related Indemnity Agreement entered into pursuant to the terms thereof, constitute the entire agreement between the parties and supersede all previous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matters hereof and thereof and no agreement or understanding varying or extending the same shall be binding upon any party hereto unless in a written document signed by the party to be bound thereby. This Agreement specifically supersedes the Original License Agreement and all amendments thereto.

         13.13 Further Assurances. At any time or from time to time on and after the date of this Agreement, each party shall at the request of the other party, at such requesting party's expense, (i) deliver such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such assignments, consents, documents or further instruments of transfer or license, and (iii) take or cause to be taken all such other actions, as the requesting party may reasonably deem necessary or desirable in order for the requesting party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

         13.14 Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by duly authorized officers or representatives as of the date first above written.

READ-RITE CORPORATION                        READ-RITE SMI KABUSHIKI KAISHA

By: _________________________                By: ______________________________
Name: _______________________                Name: ____________________________
Title: ______________________                Title: ___________________________

READ-RITE SMI (THAILAND) CO., LTD.

By: _________________________
Name: _______________________
Title: ______________________

APPENDICES:

Appendix A:       Rights Previously Granted by Read-Rite
Appendix B:       KME License Agreement
Appendix C:       Royalty-Bearing Products
Appendix D:       Cost-Sharing Agreement
Appendix E:       Disclosure Schedule



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